NEWS RELEASE

For: IMMEDIATE RELEASE Contact: CHARLES S. HOWARD, PRESIDENT & CEO

or

Date: MARCH 26, 2004 DAVID A. MEINERT, EVP & CFO

MidWestOne Financial Group, Inc.

Announces Director Retirement

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. (Nasdaq: OSKY) announced today that William D. Hassel, chairman, president and CEO of MidWestOne Bank in Burlington, will retire on March 31, 2004. Hassel will remain chairman of the bank's board. In conjunction with his retirement, Hassel will resign as a director of MidWestOne Financial Group. The board hopes to fill Hassel's unexpired term as soon as possible.

As result of Hassel's early retirement, the bank will incur a one-time pre-tax charge of $464,000 to cover the cost of the early retirement and other related costs. The Company expects its first quarter earnings per share to be in line with analysts' estimates of approximately $0.35 to $0.39 per share.

MidWestOne Financial Group, Inc. is a bank holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiaries are MidWestOne Bank & Trust in Oskaloosa, North English, Hudson, Belle Plaine and Waterloo, Iowa; Central Valley Bank in Ottumwa, Fairfield and Sigourney, Iowa; Pella State Bank in Pella, Iowa; and MidWestOne Bank in Burlington, Fort Madison and Wapello, Iowa. MidWestOne Financial Group's common stock is traded on the Nasdaq National Market System under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.